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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        INDUSTRIAS BACHOCO, S.A. DE C.V.
             (Exact name of registrant as specified in its charter)

        The United Mexican States                    Not Applicable
 (State of incorporation or organization)  (I.R.S. Employer Identification No.)

       Avenida Tecnologica No. 401
      Ciudad Industrial C.P. 38010
       Celaya, Guanajuato, Mexico                    Not Applicable
 (Address of principal executive offices)              (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
          to be so registered:               each class is to be registered:

*Series B Common Shares, without par value       New York Stock Exchange

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: 333-7472

         Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of Class)

* Listed only in the form of American Depositary Shares

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
              -------------------------------------------------------

         Currently, each American Depositary Share (the "Old ADSs") represents six Units (the "Units"). Each Unit consists of one series L share (the "Series L Shares") and one series B share (the "Series B Shares") which units are registered with the Securities and Exchange Commission (the "SEC"). The Series L Shares underlying the Old ADSs and all other Series L Shares of Industrias Bachoco, S.A. de C.V. and its consolidated subsidiaries as a whole (the "Company" or the "Registrant"), which total 150,000,000, will be converted by operation of Mexican law into Series B Shares of the Company to be registered hereunder. The Units will be dissolved. The American Depositary Shares (the "ADS") will represent twelve Series B Shares directly and will replace the Old ADSs on a one-to-one basis. The ADSs will be listed on the New York Stock Exchange (the "NYSE"). References herein to "Bachoco," "we," "us," "our" or "its" also refer to Industrias Bachoco, S.A. de C.V. and its consolidated subsidiaries as a whole.

CAPITAL STOCK

DIVIDEND AND DISTRIBUTIONS

         At the annual ordinary general stockholders' meeting, the board of directors submits our financial statements for the previous fiscal year, together with a report thereon by the board, to the holders of Series B Shares for their consideration. The holders of Series B Shares, once they have approved the financial statements, determine the allocation of our net profits, if any, for the preceding year. They are required by law to allocate 5% of such net profits to a legal reserve, which is not thereafter available for distribution until the amount of the legal reserve equals 20% of our historical capital stock (before giving effect to the restatement thereof in constant pesos). As of June 30, 2006, our legal reserve fund was equal to at least 20% of our paid-in capital stock. Amounts in excess of those allocated to the legal reserve fund may be allocated to other reserve funds as the stockholders determine, including a reserve for the repurchase of our Shares. The remaining balance of net profits, if any, is available for distribution as dividends. No dividends may be paid, however, unless losses for prior fiscal years have been paid or absorbed.

         Holders of Series B Shares and, accordingly, holders of ADSs will have equal rights, on a per Share basis, to dividends and other distributions, including any distributions we make upon liquidation. Partially paid Series B Shares participate in any distribution to the extent that such Series B Shares have been paid at the time of the distribution or, if not paid, only with respect to the proportion paid.

         Certain members of the Robinson Bours family (the "Robinson Bours Stockholders") hold the power to elect a majority of the members of our board of directors and have the power to determine the outcome of certain other actions requiring the approval of our stockholders, including whether or not dividends are to be paid and the amount of such dividends. The Robinson Bours Stockholders have established two Mexican trusts, which they control ("Control Trust"), that together hold 496,500,000 Shares outstanding on June 30, 2006 representing 82.75% of the total Shares of the Company.

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VOTING RIGHTS AND SHAREHOLDERS' MEETINGS

         Each Series B Share entitles the holder thereof to one vote at any general meeting of the stockholders. Upon conversion of the Series L Shares, holders of Series B Shares will be entitled to elect all members of the board of directors. Our bylaws provide that the board of directors shall consist of an odd number of directors, never fewer than five members. The holders of Series B Shares may elect directors and alternate directors at the general ordinary stockholder's meeting. Our board was reformed in April 2003, and now consists of seven proprietary shareholder Directors and three independent Directors. The stockholders also appointed four alternate Directors to the board of directors, three of whom are proprietary and one of whom is independent. The term of all directors is one year.

         General stockholders' meetings may be ordinary or extraordinary meetings. Extraordinary general meetings are meetings called to consider the matters specified in Article 182 of the Mexican Companies Law and the bylaws, including changes in the fixed portion of the capital stock and other amendments to the bylaws, liquidation, merger, transformation from one type of corporate form to another, change in nationality or change of corporate purpose. General meetings called to consider all other matters, including election of directors and the statutory auditor, are ordinary meetings. An ordinary general meeting of the Company must be held at least annually during the four months following the end of the preceding fiscal year to consider certain matters specified in
Article 181 of the Mexican Companies Law, including, principally, the election of directors and the statutory auditor, the approval of the report of the board of directors regarding the Company's performance, the Company's financial statements for the preceding fiscal year and the allocation of the profits and losses of the preceding year.

         Under our bylaws, the quorum on first call for a general ordinary meeting is at least 50% of the outstanding Series B Shares, and action may be taken by a majority of the Series B Shares present. If a quorum is not available on first call, a second meeting may be called at which action may be taken by a majority of the Series B Shares present, regardless of the number of such Series B Shares. The quorum on first call for a general extraordinary meeting or a special meeting is 75% of the outstanding Series B Shares. If a quorum is not available on first call, a second meeting may be called, provided that at least 50% of the outstanding Series B Shares are represented.

         Whether on first or subsequent call, adoption of a resolution at a general extraordinary meeting requires the favorable vote of the holders of at least 50% of the outstanding Series B Shares with voting rights on the matters to be addressed by that extraordinary meeting. In addition, any action taken at an extraordinary general meeting, on first or subsequent call, requires the favorable vote of the holders of the majority of the outstanding Series B Shares. Whether on a first or subsequent call, for a special meeting to take action, the favorable vote of at least 50% of the outstanding Series B Shares is required.

         Our bylaws require the approval of holders of at least 75% of the outstanding Series B Shares and the approval of the Comision Nacional Bancaria y de Valores (Mexican Banking and Securities Commission, or "CNBV") for the amendment of the controlling stockholders' obligation under the bylaws to repurchase Series B Shares and certain other provisions in the event of delisting. See "--Other Provisions--Repurchase in the Event of Delisting" below.

         According to our bylaws, stockholders with a right to vote, and who hold at least 10% of the Series B Shares represented in a stockholders' meeting may ask to postpone a vote on any matters on which they believe they do not have enough information as defined by Article 199 of the Mexican Companies Law. Stockholders with a right to vote and who hold at least 20% of the capital stock, may legally object to the decisions of a general stockholders' meeting, with respect to matters in which they have rights, as defined by Articles 201 and 202 of the Mexican Companies Law.

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         In addition, stockholders representing at least 10% of the stockholders' equity can appoint a Commissary. They can revoke the Commissary they appointed, but only when all other commissaries are revoked.

         The board of directors, the Chairman of the board of directors, the Secretary of the board of directors, the statutory auditor or any Mexican court of competent jurisdiction may call a stockholders' meeting. The board of directors or the statutory auditor may be required to call a meeting of stockholders by holders of at least 10% of the Series B Shares. In addition, the board of directors or the statutory auditor must call a stockholders' meeting at the written request of any holder of Series B Shares if no ordinary general stockholders' meeting has been held for two consecutive years or if in any meetings held during such a period the stockholders have not considered the items mentioned in Article 181 of the Mexican Companies Law, discussed above.

         From the moment that a call for a stockholders' meeting is made public, all the information related to the meeting must be available to the stockholders. In order to attend a stockholders' meeting, a stockholder must request and obtain an admission card by furnishing, at least 24 hours before the time set for holding the stockholders' meeting, appropriate evidence of ownership of Series B Shares in the Company and depositing such Series B Shares with our corporate secretary or with an institution authorized to accept such deposit. If so entitled to attend the meeting, a stockholder may be represented by proxy signed before two witnesses. Additionally, the stockholder may be represented at the stockholders' meetings by a person named by proxy, on a printed form that we issue, which, under Mexican law, must identify the Company and indicate clearly the matters to be addressed in the meeting, with enough space for the instructions that the stockholder specifies. We are obliged to make information on the upcoming meeting available to the intermediaries in the stock market, for the time specified in Article 173 of the Mexican Companies Law, in order to give the intermediaries time to send it to the stockholders they represent. The Secretary of the board of directors must verify that this requirement is met and report on this matter at the stockholders' meeting.

MEMBERS OF THE BOARD

         Under the Mexican Companies Law, a board of directors must conform to the following requirements:

         (i) The board must have at least five and no more than 20 proprietary shareholder directors;

         (ii) At least 25% of the members of the board must be independent according to the Article 14, Bis 3 of the Ley del Mercado de Valores.

         (iii) For every member of the board, an alternate member of the board must be named; and

         (iv) The report of the Audit Committee shall be present at the shareholder's meeting.

         Notwithstanding the obligation of the Company to comply with the principles established in the fourth paragraph and its sections, of Article Twenty-Seventh of the present bylaws, and while such Article remains in effect, failure to follow the provisions in such paragraph and its sections, for any reason, shall not cause or grant a right to third parties to challenge the lack of validity, in terms of legal acts, contracts, resolutions, agreements or any other act entered into by the Company by means of or through its Board of Directors or any other intermediate organ, delegate, mandatory or agent, nor shall they be deemed requirements for the validity or existence of such acts.

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         The board of directors must meet at least once every three months at our address or any other place in Mexico and on the dates that the board determines. Meetings previously planned in accordance with a schedule pre-approved by the board do not need to be called. Meetings must be called by at least 25% of the members of the board of directors, the Chairman of the board of directors, the Vice-Chairman of the board of directors or, in the case of a Commissary, the Secretary or the alternate Secretary of the board. Members of the board must be notified via e-mail or in writing at least five calendar days in advance of a meeting. The Commissaries must be called to every meeting of the board, where they have the right to speak, but not the right to vote.

STATUTORY AUDITOR

         As determined by Mexican law, the statutory auditor's role is to verify information provided by the Company, to audit its operations and to report on the Company to stockholders at the annual stockholders' meeting. Any stockholder with at least 10% of our capital stock has the right to designate a statutory auditor. In the case of a statutory auditor appointed by a minority of stockholders, the majority may revoke that appointment provided that it revokes the appointment of all other statutory auditors as well. A statutory auditor, who does not need to be a stockholder, maintains his or her position for one year, but may continue to fulfill his or her duties until a replacement takes over the position. A statutory auditor may be reelected. A substitute statutory auditor may assume the duties of any statutory auditor who, for any reason, cannot perform his or her duties.

CHANGES IN CAPITAL STOCK

         An increase of capital stock may generally be affected through the issuance of new Series B Shares for payment in cash or in kind, by capitalization of indebtedness or by capitalization of certain items of stockholders' equity. An increase of capital stock generally may not be realized until all previously issued and subscribed Series B Shares have been fully paid. Generally, a reduction of capital stock may be effected to absorb losses, to redeem Series B Shares, or to release stockholders from payments not made. A reduction of capital stock to redeem Series B Shares is effected by reimbursing holders of Series B Shares pro rata or by lot. Stockholders may also approve the redemption of fully paid Series B Shares with retained earnings. Such a redemption would be affected by a repurchase of Series B Shares on the Mexican Stock Exchange (in the case of Series B Shares listed thereon).

         The fixed portion of our capital stock may only be increased or decreased by resolution of a general extraordinary meeting and an amendment to the bylaws, whereas the variable portion of our capital stock may be increased or decreased by resolution of a general ordinary meeting. See "--Other Provisions--Fixed and Variable Capital" below.

         No resolution by the stockholders is required for decreases in capital stock resulting from the exercise of our right to withdraw variable shares or from our repurchase of our own Series B Shares or for increases in capital stock resulting from our sale of Series B Shares we previously purchased. See "--Other Provisions--Purchase by the Company of its Shares" and "--Other Provisions--Appraisal Rights" below.

PREEMPTIVE RIGHTS

         Except in certain limited circumstances, in the event of a capital increase through the issuance of new Series B Shares for payment in cash or in kind, a holder of existing Series B Shares at the time of the capital increase has a preferential right to subscribe for a sufficient number of new Series B Shares to maintain the holder's existing proportionate holdings of Series B Shares or, in the event of a capital increase through the issuance of limited-voting or non-voting stock only, to subscribe for a sufficient number of the shares to be issued to maintain the holder's existing proportionate holdings of our capital stock.

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Preemptive rights must be exercised within 15 days following the publication of notice of the capital increase in the Diario Oficial de la Federacion (Official Gazette) or following the date of the stockholders' meeting at which the capital increase was approved if all stockholders were represented at such meeting; otherwise, such rights will lapse. Under Mexican law, preemptive rights cannot be waived in advance by a stockholder, except under limited circumstances, and cannot be represented by an instrument that is negotiable separately from the corresponding share. The Robinson Bours Stockholders have waived all preemptive rights with respect to the Series B Shares underlying the ADSs. Holders of American Depositary Receipts (the "ADRs") that are U.S. citizens or are located in the United States may be restricted in their ability to participate in the exercise of preemptive rights. See "American Depositary Receipts--Dividends, Other Distributions and Rights" below.

FOREIGN INVESTMENT LEGISLATION

         Ownership by foreigners of shares of Mexican companies is regulated by the Ley de Inversion Extranjera ("Foreign Investment Law") and by the Reglamento de la Ley para Promover la Inversion Mexicana y Regular la Inversion Extranjera ("Foreign Investment Regulations"). The Ministry of Commerce and Industrial Development and the Foreign Investment Commission are responsible for the administration of the Foreign Investment Law.

         The Foreign Investment Law reserves certain economic activities exclusively for the Mexican state and certain other activities exclusively for Mexican individuals or Mexican corporations, and limits the participation of foreign investors to certain percentages in regard to enterprises engaged in activities specified therein. Foreign investors may own up to 100% of the capital stock of Mexican companies or entities, except for companies (i) engaged in reserved activities as referred to above or (ii) with assets exceeding an amount to be established annually by the Foreign Investment Commission (which has been set at Ps.407.0 million), in which case an approval from the Foreign Investment Commission will be necessary in order for foreign investment to exceed 49% of the capital stock. Mexican and non-Mexican nationals will be entitled to hold and to exercise the rights of a holder of the Series B Shares. The Robinson Bours Stockholders have advised us that they intend to maintain a control position directly in the Series B Shares. Pursuant to our bylaws, foreigners may only own Series B Shares up to 49% of such series.

OTHER PROVISIONS

         Fixed and Variable Capital. As a sociedad anonima de capital variable, we are permitted to issue shares constituting fixed capital and shares constituting variable capital. The issuance of variable capital shares, unlike the issuance of fixed capital shares, does not require an amendment of the bylaws, although it does require approval at a general ordinary stockholders' meeting.

         No shares representing variable capital are currently outstanding. The outstanding variable capital shares, if any, may be fully withdrawn by the holders thereof. Except as otherwise provided under "--Appraisal Rights" below, the Minimum Capital cannot be withdrawn. A holder of variable capital stock that wishes to affect a total or partial withdrawal of such stock is required to notify us in an authenticated written notice to that effect. If notice of withdrawal is received prior to the last quarter of the fiscal year, the withdrawal becomes effective at the end of the fiscal year in which the notice was given. Otherwise, the withdrawal becomes effective at the end of the following fiscal year.

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         Redemption of our variable capital stock is made at the lower of (i)
95% of the average share price quoted on the Mexican Stock Exchange during the 30 business days prior to the date on which the withdrawal is to become effective, or, if the number of the days that the shares were negotiated is less than 30 days, we will consider only the days in when the shares were effectively negotiated and (ii) the book value per variable capital share as calculated from our consolidated balance sheets (as approved at a general ordinary stockholders' meeting) for the previous fiscal year in which the withdrawal became effective. Any such amount to be paid by us would become due on the day following the general ordinary stockholders' meeting referred to in clause (ii) above.

         Forfeiture of Shares. As required by Mexican law, our bylaws provide that our current and future foreign stockholders are formally bound to the Mexican Secretaria de Relaciones Exteriores ("Ministry of Foreign Relations") to consider themselves as Mexican nationals with respect to our Series B Shares that they may acquire or of which they may be owners, with respect to the property, rights, concessions, participations or interests that we may own or rights and obligations that are based on contracts to which we are party with the Mexican authorities, and not to invoke the protection of their government under penalty, should they do so, of forfeiting to the Mexican State the corporate participation that they may have acquired. In the opinion of Franck, Galicia, Duclaud & Robles, S.C., our special Mexican counsel, under this provision a non-Mexican stockholder (including a non-Mexican holder of ADSs) is deemed to have agreed not to invoke the protection of his own government by requesting such government to interpose a diplomatic claim against the Mexican government with respect to the stockholder's rights as a stockholder, but is not deemed to have waived any other rights it may have with respect to its investment in us, including any rights under U.S. securities laws. If the stockholder should invoke such governmental protection in violation of the above agreement, its Series B Shares could be forfeited to the Mexican State. Mexican law requires that such a provision be included in the bylaws of all Mexican corporations unless such bylaws prohibit ownership of capital stock by foreign investors.

         Exclusive Jurisdiction. Our bylaws provide that legal actions relating to any conflict between our stockholders and us, or among the stockholders in connection with matters related to us, may be brought only in courts in Mexico City. Therefore, our stockholders are restricted to the courts of Mexico City.

         Duration. The duration of our existence under our bylaws is indefinite.

         Repurchase of our own Shares. We may repurchase our Series B Shares on the Mexican Stock Exchange at any time at the then prevailing market price. Any repurchases of Series B Shares will be charged to Stockholders Equity, or to Capital stock in the event that we convert these shares to treasury stock, and in this last case no resolution of the stockholders' meeting is required. At each annual ordinary stockholders' meeting, the maximum amount of resources that may be used to repurchase shares will be expressly defined. The board of directors will name the persons responsible for the operation of the repurchase process. The shares that belong to Treasury Stock or us can be resold among the public stockholders; in the latter case, no resolution of a stockholders meeting is necessary for an increase in capital. The economic and voting rights corresponding to such repurchased Series B Shares may not be exercised during the period in which such Series B Shares are owned by us, and such Series B Shares are not deemed to be outstanding for purposes of calculating any quorum or vote at any stockholders' meeting during such period.

         Repurchase in the Event of Delisting. Our Series B Shares are registered with the National Registry for Securities, as required under the Securities Market Law and regulations issued by the CNBV. If we wish to cancel our registration, or if it is cancelled by the CNBV, the stockholders having the majority of the ordinary shares or that may, on any basis, impose decisions at stockholders' meetings, or appoint the majority of the board of directors of the Company at that time, will be required to make a public offer to purchase all outstanding shares prior to such cancellation. Under our bylaws, if after the public offer is concluded there are still outstanding shares held by the general public, the stockholders that control the Company will be required to create a trust for a minimum period of six months, into which such controlling stockholders will be required to contribute funds in an amount sufficient to purchase, at the same price as the offer price, the number of outstanding shares held by the general public.

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         Non-Subscribed Shares. With prior authorization of the CNBV, we may issue non-subscribed shares provided that such shares will be held by a depositary institution and are in compliance with the conditions of Article 81 of the Ley del Mercado de Valores ("Mexican Securities Law"). In any extraordinary stockholders' meeting at which the issuance of non-subscribed shares is approved, the preference rights established by Article 132 of the Mexican Companies Law must be respected. With a quorum at the meeting, the approval of the issuance will take effect, even with respect to stockholders that were not present at the meeting, such that we will be free to issue these shares with no prior publication. When a minority of stockholders representing at least 25% of the voting capital stock, vote against the issuance of these shares, such issuance cannot be made. Any stockholder that votes against this issuance at the stockholders' meeting will have the right to request that we sell its shares before issuing the new non-subscribed shares. In such event, we will have the obligation to sell first the shares belonging to such stockholders, at the same price that the non-subscribed shares are to be offered to the public.

         Stockholder Conflicts of Interest. Under Mexican law, any stockholder that has a conflict of interest with respect to any transaction must abstain from voting thereon at the relevant stockholders' meeting. A stockholder that votes on a business transaction in which its interest conflicts with that of ours may be liable for damages if the transaction would not have been approved without such stockholder's vote.

         Board Member Conflicts of Interest. Under Mexican law, any member of the board of directors who has a conflict of interest with us in any transaction must disclose such fact to the other members of the board of directors and abstain from voting. Any member of the board of directors who violates such provision may be liable for damages caused to us. Additionally, members of the board of directors and statutory auditors may not represent other stockholders at any stockholders' meeting.

         Appraisal Rights. Whenever the stockholders approve a change of corporate purpose, a change in our nationality or transformation from one type of corporate form to another, any stockholder entitled to vote on such change or transformation who has voted against it has the right to withdraw from us and receive the amount calculated as specified under Mexican law attributable to its shares, provided such stockholder exercises its right to withdraw within 15 days following the adjournment of the meeting at which the change or transformation was approved. Under Mexican law, the amount that a withdrawing stockholder is entitled to receive is equal to its proportionate interest in our capital stock according to the most recent balance sheet that has been approved by an ordinary general meeting of stockholders.

         Actions Against Directors. Under Mexican law, an action for civil liabilities against members of the board of directors may be initiated by resolution of an ordinary stockholders' meeting. In the event the ordinary stockholders' meeting decides to bring such an action, the persons against whom such action is brought will immediately cease to be members of the board of directors. Additionally, stockholders representing at least 15% of the capital stock may directly take such action against members of the board of directors, provided that requirements established in Article 163 of the General Law of Mercantile Stock Corporations, are satisfied. Such action may also be taken with respect to the Trustee and members of the Audit Committee, in accordance with the aforementioned legal percept.

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AMERICAN DEPOSITARY RECEIPTS

         The following is a summary of the material provisions of the Deposit Agreement (the "Deposit Agreement") to be entered into by the Company, The Bank of New York, as depositary (the "Depositary") and the registered holders ("Owners") and beneficial owners ("Beneficial Owners") of ADSs.

         This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement and the bylaws of the Company will be available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal office of the agent of the Depositary (the "Custodian"), currently the Mexico City, Mexico office of Bancomer, S.A. The Depositary's principal executive office is located at 101 Barclay Street, New York, New York 10286.

         ADRs evidencing ADSs are issuable pursuant to the Deposit Agreement. Each ADS represents, as of the date hereof, the right to receive twelve Series B Shares, in each case deposited under the Deposit Agreement with the Custodian. Such deposited Series B Shares, together with any additional Series B Shares deposited under the Deposit Agreement and all other securities, property and cash received and held thereunder in respect of or in lieu of such deposited Series B Shares, are referred to as the "Deposited Securities." An ADR may evidence any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and the Company as Owners.

DEPOSIT, TRANSFER AND WITHDRAWAL

         The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of Series B Shares (or evidence of rights to receive Series B Shares) accompanied by appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at its Corporate Trust Office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such Series B Shares with the Depositary, an ADR or ADRs, registered in the name or names of such person or persons, and evidencing the number of ADSs representing such Series B Shares.

         Upon surrender at the Corporate Trust Office of the Depositary of an ADR for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the Depositary for the surrender of ADRs, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the Owner of such ADR will be entitled to prompt delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the Owner.

         Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary and unless requested by the Company to cease doing so, the Depositary may deliver ADRs prior to the receipt of Series B Shares ("Pre-Release") and deliver Series B Shares upon the receipt and cancellation of ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of Series B Shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the

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person to whom ADRs are to be delivered ("Pre-Releasee") that the Pre-Releasee, or its customer, (i) owns the Series B Shares or ADRs to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Series B Shares or ADRs, as the case may be, to the Depositary in its capacity as such and for the benefit of the Owners, and (iii) will not take any action with respect to such Series B Shares or ADRs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Series B Shares or ADRs, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five business days' notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Series B Shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent of the Series B Shares deposited hereunder; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it reasonably deems appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application. The Depositary will also set dollar limits with respect to Pre-Release transactions to be entered hereunder with any particular Pre-Releasee on a case-by-case basis as the Depositary deems appropriate. For purposes of enabling the Depositary to fulfill its obligations to the Owners under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee's obligation to deliver Series B Shares or ADRs upon termination of the Pre-Release transaction.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

         Subject to any restrictions imposed by Mexican law, regulations or applicable permits, the Depositary is required to convert or cause to be converted into dollars, as promptly as practicable, to the extent that it can in its reasonable judgment do so on a reasonable basis pursuant to applicable law and regulation and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than dollars, including Mexican pesos ("Foreign Currency"), that it receives in respect of the Deposited Securities, and to distribute the resulting dollar amount (net of the fees of the Depositary and reasonable and customary expenses incurred by the Depositary in converting such Foreign Currency), as promptly as practicable, to the Owners entitled thereto, in proportion to the number of ADSs representing such Deposited Securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the Owners of ADRs will be reduced by any amount on account of taxes to be withheld by the Company or the Depositary. See "--Liability of Owner for Taxes" below.

         If the Depositary, pursuant to applicable law or regulation and its reasonable judgment, determines that any Foreign Currency received by the Depositary or the Custodian cannot be converted on a reasonable basis into dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable judgment of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as reasonably determined by the Depositary, the Depositary may distribute the Foreign Currency received by the Depositary or the Custodian to, or in its discretion, after consultation with the Company, if practicable, may hold such Foreign Currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same. If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion, after consultation with the Company, if practicable, make such conversion and distribution in U.S. dollars to the extent permissible to the Owners entitled thereto, and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

         If the Company declares a dividend in, or free distribution of, Series B Shares, the Depositary may, and will if the Company so requests, distribute as promptly as practicable to the Owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by them, respectively, additional ADRs evidencing an aggregate number of ADSs that represents the amount of Series B Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Series B Shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary. The Depositary may withhold any such distribution of ADRs if it has not received reasonable assurances from the Company that such distribution is not subject to, or is exempt from, the registration requirements of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the amount of Series B Shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional Series B Shares distributed upon the Deposited Securities represented thereby.

         If the Company offers or causes to be offered to the holders of any Deposited Securities any rights to subscribe for additional Series B Shares or any rights of any other nature, the Depositary, after consultation with the Company, if practicable, will have discretion as to the procedure to be followed in making such rights available to any Owners of ADRs or in disposing of such rights for the benefit of any Owners and making the net proceeds available in dollars to such Owners as promptly as practicable or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse; provided, however, that if at the time of the offering of any rights the Depositary reasonably determines that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary after consultation with the Company may, and at the request of the Company will, distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such Owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary reasonably determines that it is not lawful and feasible to make such rights available to certain Owners, it may, and at the request of the Company will, use reasonable efforts to sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and, after deduction or upon payment of the fees and expenses of the Depositary, allocate the net proceeds of such sales for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner or Owners in particular. See "Capital Stock--Preemptive Rights" above.

         In circumstances in which rights would not otherwise be distributed, if an Owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such Owner, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

         Upon instruction pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Series B Shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary will, on behalf of such Owner, exercise the rights and purchase the Series B Shares, and the Company shall cause the Series B Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Series B Shares so purchased to be deposited, and will execute and deliver ADRs to such Owner, pursuant to the Deposit Agreement. In the case of a distribution pursuant to the immediately preceding paragraph, the Depositary shall cause such Series B Shares to be deposited and depositary receipts to be executed and delivered under a separate deposit agreement to be entered into between the Company and the Depositary providing for issuance of depositary receipts subject to appropriate restrictions on deposit and withdrawal of Series B Shares and transfer of depositary shares as required by United States securities laws.

         The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either not subject to, or exempt from, the registration requirements of the Securities Act with respect to a distribution to all Owners or are registered under the provisions of the Securities Act; provided that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized United States counsel for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

         Whenever the Depositary receives any distribution other than cash, Series B Shares or rights in respect of the Deposited Securities, the Depositary will cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary and any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary reasonably may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the reasonable opinion of the Depositary such distribution cannot be made proportionately among the Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to Owners or Beneficial Owners) the Depositary reasonably deems such distribution not to be feasible, the Depositary may, after consultation with the Company, if practicable, adopt such method as it reasonably may deem equitable and practicable for the purpose of effecting such distribution as promptly as practicable, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary) will be distributed by the Depositary to the Owners entitled thereto as in the case of a distribution received in cash.

         If the Depositary reasonably determines that any distribution of property (including Series B Shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary reasonably deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of ADSs held by them, respectively.

         Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, and at the request of the Company will, execute and deliver additional ADRs as in the case of a distribution in Series B Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

RECORD DATES

         Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Series B Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of Series B Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient, the Depositary, after consultation with the Company, if practicable, will fix a record date, (a) for the determination of the Owners who will be (i) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or
(ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each ADS will represent the changed number of Series B Shares, all subject to the provisions of the Deposit Agreement. To the extent practicable, the record date fixed by the Depositary for the determination of the Owners who will be entitled to receive such dividend, distribution, rights, or proceeds, or entitled to give instructions for the exercise of such voting rights, will be the same as the record date fixed by the Company for such determination with respect to the Series B Shares.

VOTING OF DEPOSITED SECURITIES

         Upon receipt of notice from the Company of any meeting or solicitation of consents or proxies of holders of Series B Shares or other Deposited Securities, the Depositary will, as soon as practicable thereafter, mail to all Owners a notice, the form of which notice will be in the reasonable discretion of the Depositary, containing (a) the information included in such notice of meeting received by the Depositary from the Company, (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Mexican law and of the bylaws of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of or other Deposited Securities represented by their respective ADSs and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of an Owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the Series B Shares or other Deposited Securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Series B Shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions. If no instructions are received by the Depositary from any Owner with respect to any of the Deposited Securities represented by the ADSs evidenced by such Owner's ADRs on or before the date established by the Depositary for such purpose, the Depositary, subject to any applicable provision of Mexican law and of the bylaws of the Company, will deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Deposited Securities and the Depositary will give a discretionary proxy to a person designated by the Company to vote such Deposited Securities, provided that no such instruction will be deemed given and no such discretionary proxy will be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Series B Shares.

         There can be no assurance that the Owners generally or any Owner in particular will receive the notice described in this paragraph sufficiently prior to the date established by the Depositary for the receipt of instructions to ensure that the Depositary will in fact receive such instructions on or before such date.

REPORTS AND OTHER COMMUNICATIONS

         The Depositary will make available for inspection by Owners, at its Corporate Trust Office, any reports and communications, including any proxy soliciting material, received from the Company, which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to the Owners copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any proxy soliciting material, furnished to the Depositary by the Company will be furnished in English as provided in the Deposit Agreement or when so required pursuant to any regulations of the Commission.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the consent of the Owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADR Owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the Owners of outstanding ADRs. Every Owner and Beneficial Owner of an ADR or any interest therein, at the time any amendment so becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner of any ADR to surrender such ADR and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

         The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Owners of the ADRs then outstanding at least 30 days prior to the effective date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all ADRs then outstanding not less than 30 days prior to the effective date of such termination if, any time after 30 days have expired after the Depositary shall have delivered to the Company a written notice of its election to resign, a successor depositary has not been appointed and accepted its appointment, in accordance with the terms of the Deposit Agreement. If any ADRs remain outstanding after the effective date of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying Series B Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the Depositary for the surrender of an ADR and other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the effective date of termination, the Depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the Owners that have not theretofore surrendered their ADRs, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the Deposit Agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

CHARGES OF DEPOSITARY

         The Depositary will charge any party depositing Series B Shares or withdrawing Deposited Securities or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement) where applicable: (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of Series B Shares generally on the register of the Company or the appointed agent of the Company for transfer and registration of Series B Shares and applicable to transfers of Series B Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Series B Shares or Owners; (4) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Deposit Agreement; (5) a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the issuance and surrender, respectively, of ADRs pursuant to the Deposit Agreement; (6) to the extent permitted by any securities exchange on which the ADSs may be listed for trading a fee not in excess of $.02 per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement; and (7) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (7) treating all such securities as if they were Series B Shares), but which securities are instead distributed by the Depositary to Owners.

         The Depositary, pursuant to the Deposit Agreement, may own and deal in any class of securities of the Company and its affiliates and in ADRs.

LIABILITY OF OWNER FOR TAXES

         If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the Owner or Beneficial Owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any combination or split-up thereof or any withdrawal of Deposited Securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner thereof any part or all of the Deposited Securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the Owner or Beneficial Owner of such ADR will remain liable for any deficiency.

GENERAL

         Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates will be liable to any Owner or Beneficial Owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Mexico or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the bylaws of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Company or any of their respective directors, employees, agents, or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided will be done or performed; nor will the Depositary or the Company incur any liability to any Owner or Beneficial Owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.

         The Company and the Depositary assume no obligation nor will they be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.

         The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books, after consultation with the Company to the extent practicable, at any time or from time to time, when reasonably deemed expedient by it in connection with the performance of its duties or at the written request of the Company. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon or withdrawal of any Deposited Securities, the Depositary, the Company, the Custodian or the Registrar may require payment from the person presenting the ADR or the depositor of the Series B Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Series B Shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, Series B Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it reasonably may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed or if any such action is reasonably deemed necessary or advisable by the Depositary or the Company, at any time or from time to time. Notwithstanding anything to the contrary in the Deposit Agreement or the ADRs, the surrender of outstanding ADRs and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Series B Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities or (iv) any other reason that may be specified in paragraph I(A)(i) of the General Instructions to Form F-6 under the Securities Act or any successor provision thereto.

         To the extent that provisions of or governing any Deposited Securities may require the disclosure of beneficial or other ownership of Deposited Securities, other Series B Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary will use its reasonable efforts to comply with Company instructions as to ADRs in respect of any such enforcement or limitation, and Owners and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositary's compliance with such Company instructions.

         The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the Owners, provided that such inspection will not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

         The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

GOVERNING LAW

         The Deposit Agreement will be governed by the laws of the State of New York.

TAXATION

         The following is a general summary of the principal U.S. federal tax consequences and the principal Mexican federal tax consequences of the conversion of the Series L Shares into Series B Shares and the conversion of the Old ADSs into the ADSs and the consequences of the acquisition, ownership and disposition of such Series B Shares and ADSs. This summary does not purport to address all material tax consequences that may be relevant to holders of Series L Shares or Old ADSs, and does not take into account the specific circumstances of any particular investors, some of which (such as tax-exempt entities, banks, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities, investors liable for the U.S. alternative minimum tax, investors that own or are treated as owning 10% or more of our voting stock, investors that hold Series L Shares or Old ADSs as part of a straddle, hedge, conversion transaction or other integrated transaction and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar) may be subject to special tax rules. In addition, this summary is based in part upon the representations of the Depositary and the assumption that each obligation in the deposit agreement, and in any related agreement, will be performed in accordance with its terms.

         For purposes of this discussion, a "U.S. Holder" is any beneficial owner of Series L Shares or Old ADSs that, for U.S. federal income tax purposes, is:

         1.       an individual who is a citizen or resident of the United
States;

         2. a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia;

         3. an estate the income of which is subject to U.S. federal income tax without regard to its source; or

         4. a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

         This summary is based on the federal income tax laws and regulations of the United States and Mexico, judicial decisions, published rulings and administrative pronouncements, all as in effect on the date hereof, and all of which are subject to change (which changes may have retroactive effect) and different interpretations. Holders of Series L Shares or Old ADSs should consult their own tax advisors as to the U.S., Mexican or other tax consequences of the conversion of the Series L Shares into Series B Shares or Old ADSs into the ADSs, and the acquisition, ownership and disposition of Series B Shares or ADSs, including, in particular, the effect of any non-U.S., non-Mexican, state or local tax laws.

         A Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and a Protocol thereto, between the United States and Mexico (the "Tax Treaty") took effect on January 1, 1994. The Tax Treaty was amended by a second Protocol signed November 26, 2002, the provisions of which took effect in part on September 1, 2003, and in part on January 1, 2004. The United States and Mexico have also entered into an agreement concerning the exchange of information with respect to tax matters.

         In general, for U.S. federal income tax purposes, holders of ADRs evidencing Old ADSs will be treated as the beneficial owners of the Series L Shares represented by those Old ADSs.

U.S. FEDERAL INCOME TAXATION

U.S. HOLDERS

         The following discussion is a summary of the principal U.S. federal income tax consequences to holders of our Series L Shares or Old ADSs that are U.S. Holders and that have held those Series L Shares or Old ADSs, and that will hold the Class B Shares and ADSs as capital assets (generally, for investment purposes). Except as expressly described below, this discussion assumes that we are not a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes.

         This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or to possible differing interpretations. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below, including the classification of the conversion of Old ADSs to ADSs and Series L Shares to Series B Shares.

TREATMENT OF THE CONVERSION

         We believe that the exchange of Old ADSs for ADSs and the exchange of Series B Shares for Series L Shares should constitute an exchange of "common stock for common stock" within the meaning of Section 1036 of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, (i) a U.S. Holder generally should not recognize any gain or loss in the exchange, (ii) the U.S. Holder's adjusted tax basis in the Series B Shares exchanged for Series L Shares and the ADSs exchanged for Old ADSs generally should equal the U.S. Holder's adjusted tax basis in the Series L Shares and Old ADSs, as applicable, and (iii) the U.S. Holder's holding period in the ADSs or the new Series B Shares should include the U.S. Holder's holding period in the Old ADSs and Series L Shares, as applicable. The remainder of this discussion assumes such treatment.

TAXATION OF SERIES B SHARES OR ADSS

         Dividends
         ---------

         Cash dividends paid with respect to the Series B Shares or Series B Shares represented by ADSs to the extent paid out of our earnings and profits (as determined under U.S. federal income tax principles) will be included in the gross income of a U.S. Holder as ordinary income on the day on which the dividends are received by the U.S. Holder, in the case of Series B Shares, or the Depositary, in the case of Series B Shares represented by ADSs, and will not be eligible for the dividends-received deduction allowed to corporations under the Internal Revenue Code of 1986, as amended (the "Code"). We do not currently maintain calculations of our earnings and profits under U.S. federal income tax principles. Because these calculations are not made, distributions should be presumed to be taxable dividends for U.S. federal income tax purposes. Such dividends generally will be treated as foreign source income for U.S. foreign tax credit purposes.

         Dividends paid in pesos will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day they are received by the U.S. Holder, in the case of Series B Shares, or the Depositary, in the case of Series B Shares represented by ADSs (regardless of whether such pesos are in fact converted into U.S. dollars on such date). If such dividends are converted into U.S. dollars on the date of receipt by the U.S. Holder or the Depositary, as the case may be, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividends. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received which are converted into U.S. dollars on a date subsequent to receipt.

         Subject to certain exceptions for short-term and hedged positions, and provided that we are not a passive foreign investment company (as discussed below), dividends received by certain U.S. Holders (including individuals) prior to January 1, 2011 with respect to the Series B Shares or ADSs will be subject to U.S. federal income taxation at a maximum rate of 15%. The U.S. Treasury Department has announced its intention to promulgate rules pursuant to which shareholders (and intermediaries) will be permitted to rely on certifications from issuers to establish that dividends qualify for the reduced rate of U.S. federal income taxation. Because such procedures have not yet been issued, however, we are not certain that we will be able to comply with them. U.S. Holders of Series B Shares or ADSs should consult their own tax advisors regarding the availability of the reduced rate in the light of their own particular circumstances.

         Distributions to U.S. Holders of additional Series B Shares with respect to their Series B Shares or ADSs that are made as part of a pro rata distribution to all of our stockholders generally will not be subject to U.S. federal income tax. If holders of the ADSs are restricted in their ability to participate in the exercise of preemptive rights, the preemptive rights may give rise to a deemed distribution to holders of the Series B Shares under Section 305 of the Code. Any deemed distributions will be taxable as a dividend in accordance with the general rules of the income tax treatment of dividends discussed above.

         Taxation of Capital Gains
         -------------------------

         Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Series B Shares or ADSs generally will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between such U.S. Holder's adjusted tax basis in the Series B Shares or ADSs and the amount realized on the disposition. A U.S. Holder generally will have an adjusted tax basis in a Series B Share or an ADS equal to its U.S. dollar cost. Gain or loss recognized by a U.S. Holder on the sale or other disposition of Series B Shares or ADSs will generally be long-term gain or loss if, at the time of disposition, the U.S. Holder has held the Series B Shares or ADSs for more than one year.

         Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deduction of a capital loss is subject to limitations under the Code.

         Gain realized by a U.S. Holder on a sale or other disposition of Series B Shares or ADSs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if any Mexican withholding tax is imposed on the sale or disposition of the Series B Shares, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the Series B Shares or ADSs.

         Deposits and withdrawals of Series B Shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

         Passive Foreign Investment Company Rules
         ----------------------------------------

         A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying look-through rules, either (1) at least 75% of its gross income is passive income, or (2) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. The PFIC determination is made annually and generally is based on the value of a non-U.S. corporation's assets (including goodwill) and composition of its income.

         We do not believe that we are a PFIC for U.S. federal income tax purposes, and we intend to continue our operations in such a manner that we will not become a PFIC in the future, although no assurances can be made regarding determination of our PFIC status in the current or any future taxable year. If we become a PFIC, U.S. Holders could be subject to additional U.S. federal income taxes on gain recognized with respect to the Series B Shares or ADSs and on certain distributions. In addition, an interest charge may apply to the portion of the U.S. federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the U.S. Holder. Moreover, dividends that a U.S. Holder receives from us will not be eligible for the reduced U.S. federal income tax rates described above if we are a PFIC either in the taxable year of the distribution or the preceding taxable year (and instead will be taxable at rates applicable to ordinary income).

         Prospective investors should consult their own tax advisors regarding the potential application of the PFIC rules to Series B Shares or ADSs.

         U.S. Backup Withholding
         -----------------------

         A U.S. Holder of Series B Shares or ADSs may, under certain circumstances, be subject to "backup withholding" with respect to certain payments to such U.S. Holder, such as dividends paid by us or the proceeds of a sale of Series B Shares or ADSs, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories, and demonstrates this fact when so required or (ii) provides a correct taxpayer identification number, certifies that it is a U.S. person and that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the U.S. Holder's U.S. federal income tax liability provided that the U.S. Holder timely files the appropriate forms with the U.S. Internal Revenue Service. While Non-U.S. Holders generally are exempt from backup withholding, a Non-U.S. Holder may, in certain circumstances, be required to comply with certain information and identification procedures in order to prove this exemption.

MEXICAN TAXATION

         The conversion will not trigger a taxable event under Mexican Law and will not result in any change for Mexican tax purposes. The treatment of holders of the Series B Shares and the ADSs will not change as a result of this conversion from those discussed in the 20-F.

ITEM 2.       EXHIBITS.
              --------

         The securities to be registered are to be listed on the NYSE, on which other Series B Shares of the Registrant are already listed, in the form of ADRs. Accordingly, the following exhibits also are being filed with the NYSE:

1.1 Copies of the Registrant's Registration Statement on Form F-1 (No. 333-7472) filed on August 22, 1997 relating to Series Class B common shares with no par value of the Registrant.

1.2 Copies of the Registration Statement on Form F-6 (No. 333-7480) filed on August 18, 2006 relating to American Depositary Shares (evidenced by American Depositary Receipts) under the Securities Act of 1933, as amended.

4.1*     Bylaws of the Registrant as translated into English.

4.2 Form of Amended Depositary Agreement among the Registrant, The Bank of New York, as Depositary, and the owners from time to time of American Depositary Receipts, including the Form of American Depositary Receipt (incorporated by reference to Exhibit 1 of the Registrant's Registration Statement on Form F-6 (No. 333-7480) filed on August 18,
         2006).

----------
* Filed herein.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                INDUSTRIAS BACHOCO, S.A. de C.V.

Date: September 18, 2006
                                                By:    /s/ Daniel Salazar Ferrer
                                                       -------------------------
                                                Name:  Daniel Salazar Ferrer
                                                Title: Chief Financial Officer

                                    EXHIBITS

1.1 Copies of the Registrant's Registration Statement on Form F-1 (No. 333-7472) filed on August 22, 1997 relating to Series Class B common shares with no par value of the Registrant.

1.2 Copies of the Registration Statement on Form F-6 (No. 333-7480) filed on August 18, 2006 relating to American Depositary Shares (evidenced by American Depositary Receipts) under the Securities Act of 1933, as amended.

4.1* Bylaws of the Registrant dated December 9, 2003 as translated into English.

4.2 Form of Amended Depositary Agreement among the Registrant, The Bank of New York, as Depositary, and the owners from time to time of American Depositary Receipts, including the Form of American Depositary Receipt (incorporated by reference to Exhibit 1 of the Registrant's Registration Statement on Form F-6 (No. 333-7480) filed on August 18,
         2006).

----------
* Filed herein.